EXHIBIT 11
                        COMPUTATION OF PER SHARE EARNINGS


                                                       Three months ended
                                                            June 30,
                                                            --------
                                                     2000               1999
                                                     ----               ----

Net Income                                       $   807,000        $  584,000
                                                 ===========        ==========
Average shares outstanding                         1,810,744         2,177,986
                                                 ===========        ==========
Basic earnings per share                         $      0.45        $     0.27
                                                 ===========        ==========

Net Income                                       $   807,000        $  584,000
                                                 ===========        ==========
Average shares outstanding                         1,810,744         2,177,986
Net effect of dilutive stock options                      --                --
                                                 -----------        ----------
Total shares outstanding                           1,810,744         2,177,986
                                                 ===========        ==========
Diluted earnings per share                       $      0.45        $     0.27
                                                 ===========        ==========